AMENDMENT NO. 1
                                     TO THE
                         THE ADVISORS' INNER CIRCLE FUND
                              REVISED AND RESTATED
                                     BY-LAWS

This Amendment No. 1 is made to The Advisors' Inner Circle Fund Revised and Restated By-Laws and is hereby incorporated into and made a part of the By-Laws:

Section 8 entitled "Record Date" is amended as follows:

         The Trustees may fix in advance a time, which shall not be more than 90 days before the date of any meeting of shareholders or the date for the payment of any dividend or making of any other distribution to shareholders, as the record date for determining the shareholders having the right to notice and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of shares in the books of the Trust after the record date.



                                                      Effective August 12, 2009.